EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
India Globalization Capital, Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 5 to the Registration Statement on Form S-1 (No. 333-124942) of our report dated October 27, 2005, on the financial statements of India Globalization Capital, Inc. as of September 30, 2005 and for the period from April 29, 2005 (inception) to September 30, 2005, which includes an emphasis paragraph relating to an uncertainty as to India Globalization Capital, Inc.’s ability to continue as a going concern, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 27, 2005